Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

EMC INSURANCE GROUP INC.

ARTICLE 1

The name of the corporation is EMC Insurance Group Inc. (the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Iowa is 717 Mulberry Street, Des Moines, Polk County, Iowa 50309, and the name of its registered agent at such address is Todd A. Strother.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Iowa Business Corporation Act.

ARTICLE 4

The aggregate number of shares which the Corporation shall have authority to issue is one hundred (100), consisting of one class only, designated common stock, par value $1.00 per share.

ARTICLE 5

A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or its shareholders; (3) a violation of section 490.833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law. If the Iowa Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the fullest extent permitted by law. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability or any other right or protection of a director of the corporation with respect to any statement of facts existing at or prior to the time of such repeal or modification.

ARTICLE 6

Elections of directors need not be by written ballot except to the extent provided in the Bylaws of the Corporation.

ARTICLE 7

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE 8

The Corporation shall indemnify a director for liability (as such term is defined in section 490.850(5) of the Iowa Business Corporation Act) to any person for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) receipt of a financial benefit by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or its shareholders; (3) a violation of section 490.833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law. Without limiting the foregoing, the Corporation shall exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. If the Iowa Business Corporation Act is hereafter amended to authorize broader indemnification, then the indemnification obligations of the corporation shall be deemed amended automatically and without any further action to require indemnification and advancement of funds to pay for or reimburse expenses of its directors and officers to the fullest extent permitted by law. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any indemnification obligations of the Corporation with respect to any statement of facts existing at or prior to the time of such repeal or modification.

ARTICLE 9

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit.

CERTIFICATE OF RESTATEMENT

I. These Restated Articles consolidate the Corporation’s current articles of incorporation and all amendments thereto (the “Current Articles”) into a single document and supersede the Current Articles.

II. These Restated Articles amend the Current Articles and were duly approved by the shareholders of the Corporation in the manner required by the Iowa Business Corporation Act and the Current Articles.

III. These Restated Articles shall be effective on the date and time on which these Restated Articles are filed with the Secretary of State of Iowa.

[Signature page follows]

I, the undersigned, hereby acknowledge that the foregoing Restated Articles of Incorporation are my act and deed and that the facts herein stated are true, and accordingly I have set my hand hereto this 19th day of September, 2019.

/s/ Todd A. Strother
Todd A. Strother, Senior Vice President — Chief Legal Officer and Secretary